Exhibit 3.40

Delaware

The First State

I, HARRIET SMITH WINDSOR,  SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND  CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “JACOBS ENTERTAINMENT, INC.” , FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A. D. 2005, AT 3:42 0’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]
		/s/ Harriet Smith Windsor
		Harriet Smith Windsor, Secretary of State
3381655 8100		AUTHENTICATION:	4186509

050791183		DATE:	09-27-05

State of Dalaware
Secretary of State
Division of Corporations
Delivered 03:42 PM 09/27/2005
FILED 03:42 PM 09/27/2005
SRV 050791183 – 3381655 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

JACOBS ENTERTAINMENT, INC.

Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware

Jacobs Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:            Article FOURTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and there is substituted therefor the following:

FOURTH:  The maximum number of shares which the Corporation is authorized to have outstanding is Two Thousand (2,000) shares to be designated as follows: One Thousand Eight Hundred (1,800) shares of Class A common stock with a par value of $.01 per share, and Two Hundred (200) shares of Class B common stock with a par value of $.01 per share.

Except as otherwise required by the laws of the state of Delaware, the holders of Class A common stock shall possess the voting power of one (1) vote per share, and the holders of Class B common stock shall possess the voting power of fifty thousand (50,000) votes per share.

Except for their respective voting rights, shares of Class A and Class B common stock shall be identical with respect to all rights and privileges.

If any stockholder transfers any shares of Class B common stock to a Third Party (as hereinafter defined), those transferred shares of Class B common stock shall automatically, at the effective time of that transfer, convert to the same number of shares of Class A common stock. “Third Party” shall mean any individual or entity other than: (i) any of the stockholders of record as of September 27, 2005 (the “Existing Stockholders”); or (ii) a trust, the sole beneficiaries of which are one or more of: (A) the Existing Stockholders, (B) any spouse of an Existing Stockholder; or (C) any lineal descendant of an Existing Stockholder.

SECOND:  The amendment to the Certificate of Incorporation of the Corporation effected hereby has been proposed and deemed advisable by each member of the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD:  This Certificate of Amendment to the Certificate of Incorporation shall be effective on September 27, 2005.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President as of the 27th day of September, 2005.

/s/ Jeffrey_P. Jacobs
Jeffrey P. Jacobs, President